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                                                                   EXHIBIT 10.18



                              AMENDED AND RESTATED



                     SECURED FULL RECOURSE PROMISSORY NOTE

                            Redwood City, California



$1,249,875.00                                    Original Date: November 1, 1999
                                   Amendment and Restatement Date:  May 15, 2002



         1. OBLIGATION. In exchange for the issuance to the undersigned ("Purchaser") of 1,250,000 shares (the "Shares") of the Common Stock of Niku Corporation, a Delaware corporation (the "Company"), receipt of which is hereby acknowledged, Purchaser hereby promises to pay to the order of the Company on November 1, 2004, or at such earlier dates as provided in Sections 3 and 6 below, at the Company's principal place of business at 350 Convention Way, Redwood City, California, or at such other place as the Company may direct, the principal sum of One Million Two Hundred Forty-Nine Thousand Eight Hundred Seventy-Five Dollars ($1,249,875.00) together with interest compounded annually on the unpaid principal at the rate of 3.21%, which rate is not less than the minimum rate established pursuant to Section 1274(d) of the Internal Revenue Code of 1986, as amended, on the date of amendment as restatement; provided, however, that the rate at which interest will accrue on unpaid principal under this Note will not exceed the highest rate permitted by applicable law. No interest on this Note will be payable until November 1, 2004, or at such earlier dates as provided in Sections 3 and 6 below.

         2. SECURITY. Payment of this Note is secured by a security interest in the Shares granted to the Company by Purchaser under a Stock Pledge Agreement dated November 1, 1999 herewith between the Company and Purchaser (the "Pledge Agreement"). This original Note was tendered by Purchaser to the Company as part of the purchase price of the Shares pursuant to that certain Restricted Stock Purchase Agreement between Purchaser and the Company dated of November 1, 1999 (the "Purchase Agreement").

        3. DEFAULT; ACCELERATION OF OBLIGATION. Purchaser will be deemed to be in default under this Note and the principal sum of this Note, together with all interest accrued thereon, will immediately become due and payable in full: (a) upon Purchaser's failure to make any payment when due under this Note; (b) upon the filing by or against Purchaser of any voluntary or involuntary petition in bankruptcy or any petition for relief under the federal bankruptcy code or any other state or federal law for the relief under the federal bankruptcy code or any other state or federal law for the relief of debtors; or (c) upon the execution by Purchaser of an assignment for the benefit of creditors or the appointment of a receiver, custodian, trustee or similar party to take possession of Purchaser's assets or property. In addition Purchaser will


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be deemed to be in default under this Note and the principal and interest will become due and payable in full (i) subject to the provisions in the last sentence of this paragraph, thirty (30) days following any transfer of the Shares (except (A) a transfer to the Company, or (B) a transfer to Immediate Family as set forth in Section 3(c)(vi) of the Purchase Agreement), or (ii) one hundred eighty (180) days following the date Purchaser voluntarily terminates his employment or consulting relationship with the Company. Purchaser agrees that in connection with any termination of Purchaser's employment or consulting relationship, for any reason, whether voluntary or involuntary, if the Company exercises its Repurchase Option to repurchase all or some of the Shares under the Purchase Agreement, then the Company may cancel the appropriate amount of indebtedness due under this Note as payment for such repurchased Shares.

         4. REMEDIES ON DEFAULT. Upon any default of Purchaser under this Note, the Company will have, in addition to its rights and remedies under this Note and the Pledge Agreement, full recourse against any real, personal, tangible or intangible assets of Purchaser, and may pursue any legal or equitable remedies that are available to it.

         5. RULE 144 HOLDING PERIOD. PURCHASER UNDERSTANDS THAT THE HOLDING PERIOD SPECIFIED UNDER RULE 144(d) OF THE SECURITIES AND EXCHANGE COMMISSION WILL NOT BEGIN TO RUN WITH RESPECT TO SHARES PURCHASED WITH THIS NOTE UNTIL EITHER (A) THE PURCHASE PRICE OF SUCH SHARES IS PAID IN FULL IN CASH OR BY OTHER PROPERTY ACCEPTED BY THE COMPANY, OR (B) THIS NOTE IS SECURED BY COLLATERAL, OTHER THAN THE SHARES, HAVING A FAIR MARKET VALUE AT LEAST EQUAL TO THE AMOUNT OF PURCHASER'S THEN OUTSTANDING OBLIGATION UNDER THIS NOTE (INCLUDING ACCRUED INTEREST).

         6. PREPAYMENT. Prepayment of principal and/or interest due under this Note may be made at any time without penalty. Unless otherwise agreed in writing by the Company, all payments will be made in lawful tender of the United States and will be applied first to the payment of accrued interest, and the remaining balance of such payment, if any, will then be applied to the payment of principal. If Purchaser prepays all or a portion of the principal amount of this Note, the Shares paid for by the portion of principal so paid will continue to be held in pledge under the Pledge Agreement to serve as independent collateral for the outstanding portion of this Note for the purpose of commencing the holding period under Rule 144(d) of the Securities and Exchange Commission with respect to other Shares purchased with this Note, unless Purchaser notifies the Company in writing otherwise and the Company consents to release of the Shares from the Pledge Agreement.

         7. GOVERNING LAW; WAIVER. The validity, construction and performance of this Note will be governed by the internal laws of the State of California, excluding that body of law pertaining to conflicts of law. Purchaser hereby waives presentment, notice of non-payment, notice of dishonor, protest, demand and diligence.


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         8. ATTORNEYS' FEES. If suit is brought for collection of this Note,
Purchaser agrees to pay all reasonable expenses, including attorneys' fees, incurred by the holder in connection therewith whether or not such suit is prosecuted to judgment.

         IN WITNESS WHEREOF, Purchaser has executed this Note as of the date and year first above written.



                                         /s/ JOSHUA PICKUS
                                         ---------------------------------------
Purchaser's Name:  Joshua Pickus         Joshua Pickus



                                         /s/ FARZAD DIBACHI
                                         ---------------------------------------
Lender's Name:  Niku Corporation         Farzad Dibachi, Chief Executive Officer